                                                                     EXHIBIT 4.1

                                 AMENDMENT NO. 1

                                       TO

                               PURCHASE AGREEMENT

                           DATED AS OF APRIL 13, 2005

                                 BY AND BETWEEN

                                 ZIX CORPORATION

                                       AND

                              OMICRON MASTER TRUST

                         CONVERTIBLE NOTE DUE 2005-2008

                                       AND

                          COMMON STOCK PURCHASE WARRANT

                                 ZIX CORPORATION

                                 AMENDMENT NO. 1

                                       TO

                               PURCHASE AGREEMENT

                         CONVERTIBLE NOTE DUE 2005-2008

                                       AND

                          COMMON STOCK PURCHASE WARRANT

                                TABLE OF CONTENTS


                                                                        PAGE
                                                                        ----
1.   Definitions......................................................   2

2.   Amendments; Amendment Closing....................................   4
     2.1      Amendment Closing.......................................   4

3.   Representations and Warranties of the Company....................   4
     3.1      Organization, Good Standing and Qualification...........   4
     3.2      Authorization...........................................   5
     3.3      Capitalization..........................................   5
     3.4      Valid Issuance, Enforceable Obligation..................   5
     3.5      Consents................................................   6
     3.6      SEC Filings; Non-Public Information.....................   6
     3.7      Form S-3 Eligibility....................................   6
     3.8      No Conflict, Breach, Violation or Default...............   7
     3.9      Compliance with Nasdaq Continued Listing Requirements...   7
     3.10     Acknowledgement of Potential Dilution...................   7
     3.11     Brokers and Finders.....................................   8
     3.12     No Directed Selling Efforts or General Solicitation.....   8
     3.13     No Integrated Offering..................................   8
     3.14     Concerning the Collateral...............................   8
     3.15     Disclosures.............................................   8
     3.16     Absence of Rights Agreement.............................   9
     3.17     Concerning the Transaction Documents....................   9
     3.18     Concerning Registration.................................   9

4.   Representations and Warranties of the Purchaser..................   9
     4.1      Purchase Entirely for Own Account.......................   9
     4.2      Investment Experience...................................   9
     4.3      Disclosure of Information...............................   9
     4.4      Restricted Securities...................................  10
     4.5      Accredited Investor.....................................  10
     4.6      No General Solicitation.................................  10
     4.7      Residency of Purchaser..................................  10
     4.8      Brokers and Finders.....................................  10
     4.9      Risk Factors............................................  10
     4.10     Reliance................................................  10
     4.11     Authorization...........................................  11

5.   Registration Rights Agreement....................................  11
     5.1      Registration Rights Agreement...........................  11

6.   Certain Covenants of the Company and the Purchaser...............  11
     6.1      Press Releases..........................................  11
     6.2      No Conflicting Agreements...............................  11
     6.3      Form 8-K................................................  12
     6.4      Amendments to Purchase Agreement........................  12
     6.5      Amendment and Restatement of Note.......................  16
     6.6      Amendment and Restatement of Warrant....................  17
     6.7      Effect of Amendment; Confirmation.......................  17
     6.8      Waiver..................................................  17
     6.9      SEC Registration Matters................................  18
     6.10     Prospectus Supplement...................................  18

7.   Conditions to the Company's Obligations to Issue and Sell........  18

8.   Conditions to the Purchaser's Obligations to Purchase............  19

9.   Miscellaneous....................................................  21
     9.1      Successors and Assigns..................................  21
     9.2      Counterparts............................................  21
     9.3      Titles and Subtitles....................................  21
     9.4      Notices.................................................  21
     9.5      Expenses................................................  21
     9.6      Amendments and Waivers..................................  21
     9.7      Severability............................................  21
     9.8      Entire Agreement........................................  22
     9.9      Further Assurances......................................  22
     9.10     Applicable Law..........................................  22

     9.11     Remedies................................................  22
     9.12     Jurisdiction............................................  22
     9.13     Survival................................................  23
     9.14     Construction; Purchaser Status..........................  23
     9.15     Termination by Purchaser................................  23

EXHIBITS

Exhibit A  -  Form of Amended and Restated Convertible Note due 2005-2008
Exhibit B  -  Form of Amended and Restated Common Stock Purchase Warrant
Exhibit C  -  Form of Amended and Restated Registration Rights Agreement
Exhibit D  -  Form of Opinion of Legal Counsel to the Company
Exhibit E  -  Form of Opinion of Senior Vice President and General Counsel of
              the Company
Exhibit F  -  Form of Press Release
Exhibit G  -  Form of Opinion of Counsel Specified in Section 8(h)(2)

                      AMENDMENT NO. 1 TO PURCHASE AGREEMENT

            THIS AMENDMENT NO. 1 TO PURCHASE AGREEMENT, dated as of April 13, 2005 (this "Agreement"), by and between ZIX CORPORATION, a Texas corporation (the "Company"), and OMICRON MASTER TRUST, a Bermuda trust (the "Purchaser"), amends the PURCHASE AGREEMENT, dated as of November 1, 2004, by and between the Company and the Purchaser (the "Purchase Agreement").

                              W I T N E S S E T H:

            WHEREAS, the Company and the Purchaser have previously executed and delivered, one to the other, the Purchase Agreement and the Original Registration Rights Agreement (such capitalized term and all other capitalized terms used herein having the respective meanings provided herein) and the Company has issued to the Purchaser the Note and the Warrant;

            WHEREAS, the Company and the Purchaser wish to amend and restate the Note and the Warrant, upon the terms and subject to the conditions of this Agreement;

            WHEREAS, the Company and the Purchaser wish to amend the Purchase Agreement as provided in this Agreement; and

            WHEREAS, at or before the Amendment Closing, the parties hereto are amending and restating the Original Registration Rights Agreement by executing and delivering, one to the other, the Registration Rights Agreement, pursuant to which, among other things, the Company will agree to amend the terms and conditions upon which it provides certain registration rights under the 1933 Act, and the rules and regulations promulgated thereunder, and applicable state securities laws for the resale of the shares of Common Stock issuable or issued upon (1) conversion or redemption of, or otherwise in connection with, the Amended Note or (2) exercise of the Warrant and the Redemption Warrant;

            NOW THEREFORE, in consideration of the premises and the mutual covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1. DEFINITIONS.

            1.1 As used in this Agreement, the terms "Agreement", "Company", "Purchase Agreement" and "Purchaser" shall have the respective meanings assigned to such terms in the introductory paragraph of this Agreement.

            1.2 Capitalized terms used in this Agreement and not defined in this Agreement shall have the respective meanings provided in the Purchase Agreement.

            1.3 All the agreements or instruments herein defined shall mean such agreements or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof and of this Agreement.

            1.4 The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            "Additional Registration Statement" shall have the meaning provided in Section 6.9.

            "Amended Note" means the Company's Amended and Restated Convertible Note due 2005-2008 in the principal amount of $10,000,000.00 in the form attached as EXHIBIT A.

            "Amended Warrant" means the Company's Amended and Restated Common Stock Purchase Warrant in the form attached as EXHIBIT B.

            "Amendment Closing" means the closing of the amendment and restatement of the Note and the Warrant as provided in this Agreement on the Amendment Closing Date.

            "Amendment Closing Date" means 10 a.m., New York City time, on the date on which the condition precedent set forth in Section 8(h) is satisfied, but in no event later than June 6, 2005, or such other time or date as mutually agreed by the parties hereto.

            "Amendment Transaction Documents" means this Agreement, the Amended Note, the Amended Warrant, the Registration Rights Agreement and the other agreements, instruments and documents contemplated hereby and thereby.

            "Closing Location" means the Law Offices of Brian W Pusch, Penthouse Suite, 29 West 57th Street, New York, New York.

            "Event of Default" shall have the meaning to be provided or provided in the Amended Note.

            "Execution Time" means the date on which and time at which the Company and the Purchaser execute and deliver this Agreement, one to the other.

            "Existing Registration Statement" means the Company's Registration Statement on Form S-3, as amended (Registration No. 333 - 120548), ordered effective by the SEC on February 3, 2005.

            "Optional Redemption Notice" shall have the meaning provided in the Amended Note.

            "Original Registration Rights Agreement" means the Registration Rights Agreement, dated as of November 2, 2004, by and between the Company and the Purchaser.

            "Other Agreement" means the Amendment No. 1 to Purchase Agreement, dated as of the date hereof, relating to, among other things, amendment and restatement of the Other Note.

            "Other Amended Note" means the Amended and Restated Convertible Note due 2005-2008 issuable or issued pursuant to the Other Agreement.

            "Registration Rights Agreement" means the Amended and Restated Registration Rights Agreement by and between the Company and the Purchaser in the form attached as EXHIBIT C.

            "Registration Statement" shall have the meaning provided in the Registration Rights Agreement.

            "Securities" means the Amended Note, the Underlying Shares, the Amended Warrant, the Redemption Warrant, and the Warrant Shares.

            "Share Redemption" shall have the meaning to be provided or provided in the Amended Note.

            "2004 10-K" means the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

            "Underlying Shares" means the shares of Common Stock issued or issuable (1) upon conversion of the Amended Note, (2) upon any Share Redemption of the Amended Note or (3) in lieu of cash payment of interest on the Amended Note.

            "Warrant" means the Common Stock Purchase Warrant issued by the Company pursuant to the Purchase Agreement.

            2. AMENDMENTS; AMENDMENT CLOSING.

            2.1 AMENDMENT CLOSING. The amendment and restatement of the Note and the Warrant and the issuance and delivery of the Amended Note and the Amended Warrant shall occur on the Amendment Closing Date at the Closing Location. At the Amendment Closing on the Amendment Closing Date, upon the terms and subject to the conditions of this Agreement,

            (a) the Company shall issue and deliver to the Purchaser:

            (1) the Amended Note, duly executed by the Company, against surrender of the Note to the Company, duly endorsed in blank or accompanied by a power in blank duly executed by the Purchaser; and

            (2) the Amended Warrant, duly executed by the Company, against surrender of the Warrant to the Company, duly endorsed in blank or accompanied by a power in blank duly executed by the Purchaser; and

            (b) the Purchaser shall surrender to the Company:

            (1) the Note, duly endorsed in blank or accompanied by a power in blank duly executed by the Purchaser, against issuance and delivery by the Company to the Purchaser of the Amended Note, duly executed by the Company; and

            (2) the Warrant, duly endorsed in blank or accompanied by a power in blank duly executed by the Purchaser, against issuance and delivery by the Company to the Purchaser of the Amended Warrant, duly executed by the Company.

            3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to, and covenants and agrees with, the Purchaser that:

            3.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company and each Subsidiary is a corporation duly incorporated, validly existing and subsisting and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties. The Company and each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or licensing necessary unless the failure to so qualify could not be reasonably likely to have a Material Adverse Effect. The Company has no Subsidiaries other than those listed in EXHIBIT 21 to the 2004 10-K and has no investment in any other Person except such investments as would be classified as current assets on a balance sheet of the Company, prepared in accordance with Generally Accepted Accounting Principles.

            3.2 AUTHORIZATION. The Company has full corporate power and authority and has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of the Amendment Transaction Documents, (ii) authorization of the performance of all obligations of the Company under the Amendment Transaction Documents, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Securities, other than approval by the stockholders of the Company of issuance of shares of Common Stock in excess of the number permitted by Rule 4350(i) of Nasdaq to the extent such rule requires such approval. Each of the Amendment Transaction Documents, when executed and delivered by the Company, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors' rights generally.

            3.3 CAPITALIZATION. All of the issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in
Section 6.3 of the Purchase Agreement and the Other Purchase Agreements, no Person is entitled to preemptive or similar statutory or contractual rights with respect to any securities of the Company.

            3.4 VALID ISSUANCE, ENFORCEABLE OBLIGATION. The aggregate number of shares of Common Stock authorized is 175,000,000, issued is 34,647,101, outstanding is 32,169,920 and reserved for issuance (including, without limitation, for issuance in connection with the Note, the Other Note, the Warrant, the Redemption Warrant, the common stock purchase warrant issued pursuant to the Other Purchase Agreement and the common stock purchase warrant issuable pursuant to the Other Note) is 14,926,581. The Company does not have any obligation to issue shares of Common Stock for which it has not reserved the number of shares of Common Stock it may be obligated to issue. The Amended Note and the Amended Warrant are duly authorized by all necessary actions, corporate or otherwise, on the part of the Company; the Underlying Shares and the Warrant Shares have been duly authorized and the Underlying Shares, when issued in accordance with the Purchase Agreement and the terms of the Amended Note, and the Warrant Shares, when issued in accordance with the Purchase Agreement and the terms of the Amended Warrant, in each such case will be validly issued, fully paid, non-assessable and free and clear of all Encumbrances and restrictions, except for restrictions on transfer imposed by applicable securities laws; and the Amended Note, the Amended Warrant, and, when issued in accordance with the terms of the Amended Note, the Redemption Warrant, in each such case will be free and clear of all Encumbrances and restrictions, except for restrictions on transfer imposed by applicable securities laws and the requirements for transfer set forth in the Purchase Agreement, the other Transaction Documents and the Amendment Transaction Documents.

            3.5 CONSENTS. The execution, delivery and performance by the Company of the Amendment Transaction Documents and the offer, issuance and sale of the Securities require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than (1) filings that have been or will be made pursuant to applicable state securities laws and, in accordance with the requirements of the Nasdaq, the listing of additional shares of Common Stock in excess of the number heretofore approved for listing in connection with the Purchase Agreement and the Other Purchase Agreement and other than the filing of a Form D by the Company with the SEC, each of which the Company undertakes to file within the applicable time periods after the Closing, and (2) registration with the SEC of the resale of shares of Common Stock, if any, in excess of the number registered on the Company's Registration Statement on Form S-3 (Registration No. 333-120548).

            3.6 SEC FILINGS; NON-PUBLIC INFORMATION. The Company has timely filed all material reports and other documents required to be filed with the SEC pursuant to the 1934 Act since November 1, 2004. At their respective times of filing with the SEC, such documents complied in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, in any such case that has not been corrected in a subsequent filing by the Company with the SEC under the 1934 Act made prior to the date of this Agreement. Except for information relating to this Agreement and the Other Agreement and transactions contemplated hereby and thereby, the Company has not provided to any Purchaser (i) any information required to be filed or disclosed under the 1934 Act that has not been so filed or disclosed or
(ii) any material non-public information concerning the Company and the Subsidiaries.

            3.7 FORM S-3 ELIGIBILITY. The Company will be eligible to register the resale of its Common Stock in a secondary offering on a registration statement on Form S-3 under the 1933 Act.

            3.8 NO CONFLICT, BREACH, VIOLATION OR DEFAULT. (a) The execution, delivery and performance of the Amendment Transaction Documents by the Company and the issuance and sale of the Securities will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, security interest or encumbrance (other than pursuant to the Security Agreement) under (i) the Company's Articles of Incorporation (including any articles of amendment or articles designating series of shares) or the Company's Bylaws,
(ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any Subsidiary or any of their respective assets or properties, or (iii) any agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of the properties of the Company or any Subsidiary is subject.

            (b) The Company and each Subsidiary (i) is not in violation of any statute, rule or regulation applicable to the Company or any Subsidiary or its assets, (ii) is not in violation of any judgment, order or decree applicable to the Company or any Subsidiary or any of their respective assets, and (iii) is not in breach or violation of any agreement, note or instrument to which it or its assets are a party or are bound or subject, except for breaches or violations which, individually or in aggregate, could not reasonably be likely to have a Material Adverse Effect. To the best of the Company's knowledge, neither the Company nor any Subsidiary has received notice from any Person of any claim or investigation that, if adversely determined, would render the representations or warranties in the preceding sentence untrue or incomplete.

            3.9 COMPLIANCE WITH NASDAQ CONTINUED LISTING REQUIREMENTS. The Company is in compliance with all applicable Nasdaq continued listing requirements, except where failure to comply would not result in de-listing from or the imposition of restrictions or limitations by Nasdaq, and is in good standing on such market. There are no proceedings pending or to the Company's knowledge threatened against the Company relating to the continued listing of the Company's Common Stock on Nasdaq and the Company has not received any notice of, nor to the knowledge of the Company is there any basis for, the suspension of trading of the Common Stock on, or delisting of the Common Stock from, Nasdaq.

            3.10 ACKNOWLEDGEMENT OF POTENTIAL DILUTION. The Company understands that the number of shares of Common Stock issuable pursuant to the Amended Note, the Amended Warrant, the Redemption Warrant, the Other Note and the other securities issuable pursuant to the Other Purchase Agreement or the

Other Note may be substantial and that such issuance may have a dilutive effect on the Company's equity capitalization.

            3.11 BROKERS AND FINDERS. The Purchaser shall have no liability or responsibility for the payment of any commission or finder's fee to any third party in connection with this Agreement or the transactions contemplated by this Agreement by reason of any agreement of or action taken by the Company.

            3.12 NO DIRECTED SELLING EFFORTS OR GENERAL SOLICITATION. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities. The Company has not offered or sold and will not offer or sell any securities similar to the Amended Note or the Amended Warrant as part of the offering of the Securities to the Purchaser pursuant to this Agreement and the Purchase Agreement, other than pursuant to the Other Agreement and the Other Purchase Agreement.

            3.13 NO INTEGRATED OFFERING. Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would (1) adversely affect reliance by the Company on Section 4(2) of the 1933 Act and Regulation D for the exemption from registration under the 1933 Act for the transactions contemplated hereby or would require registration of the offer and sale of the Securities to the Purchaser under the 1933 Act; or (2) require the integration of the offering of the Securities with any other offering of securities for purposes of determining the need to obtain stockholder approval of the transactions contemplated hereby under the rules of Nasdaq.

            3.14 CONCERNING THE COLLATERAL. Notwithstanding the execution and delivery of this Agreement and completion of the transactions contemplated hereby, the Collateral Agent will continue to have a first priority perfected security interest in the Collateral for the ratable benefit of the holders of the Amended Note and the Other Amended Note.

            3.15 DISCLOSURES. For purposes of this Agreement and the transactions contemplated hereby, none of the representations or warranties made by the Company under any of the Amendment Transaction Documents and no written information furnished by the Company pursuant hereto, or in any other document, certificate or written statement furnished by the Company to the Purchaser or any authorized representative of the Purchaser pursuant to the Amendment Transaction Documents or in connection therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.

            3.16 ABSENCE OF RIGHTS AGREEMENT. The Company has not adopted a shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change of control in the Company.

            3.17 CONCERNING THE TRANSACTION DOCUMENTS. The representations and warranties made by the Company pursuant to the Transaction Documents were true and correct when made and were true and correct on the Closing Date as if made on the Closing Date. The Company is in compliance in all material respects with its obligations under the Transaction Documents; no Event of Default or event or circumstance that, with the giving of notice or the passage of time, or both, would constitute an Event of Default has occurred and is continuing; and no Repurchase Event or event or circumstances that, with the giving of notice or the passage of time, or both, would constitute a Repurchase Event has occurred and is continuing.

            3.18 CONCERNING REGISTRATION. Upon the filing by the Company with the SEC of a Current Report on Form 8-K in accordance with Section 6.3, the Existing Registration Statement will be available for use by the Purchaser for the resale of "Underlying Shares" and "Warrant Shares," as such terms are defined in the Purchase Agreement, subject to the terms of the Original Registration Rights Agreement.

            4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser hereby represents and warrants to the Company that:

            4.1 PURCHASE ENTIRELY FOR OWN ACCOUNT. The Purchaser will acquire the Amended Note and the Amended Warrant for the Purchaser's own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of applicable securities laws, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of applicable securities laws.

            4.2 INVESTMENT EXPERIENCE. The Purchaser acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge of and experience with securities and financial or business matters that it is capable of evaluating the merits and risks of the purchase of the Amended Note and the Amended Warrant.

            4.3 DISCLOSURE OF INFORMATION. The Purchaser has had an opportunity to receive documents related to the Company and to ask questions of and receive answers from the Company regarding the terms and conditions of the offering of the Securities; provided however, that neither such inquiries nor any other investigation conducted by the Purchaser shall modify, amend, limit or otherwise affect the Purchaser's right to rely on the Company's representations and warranties contained in the Transaction Documents and the Amendment Transaction Documents or made pursuant to the Transaction Documents or the Amendment Transaction Documents.

            4.4 RESTRICTED SECURITIES. The Purchaser understands that the Amended Note, the Amended Warrant, the Underlying Shares issued prior to two years after the Closing Date, the Warrant Shares issued for cash, and the Warrant Shares issued on a cashless or net exercise basis prior to two years after the Closing Date are, or will be upon issuance, characterized as "restricted securities" under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

            4.5 ACCREDITED INVESTOR. The Purchaser is an "accredited investor" as defined in Rule 501(a) of Regulation D.

            4.6 NO GENERAL SOLICITATION. The Purchaser did not learn of the offering of the Amended Note and the Amended Warrant through any public advertising or general solicitation (as these terms are used in Regulation D).

            4.7 RESIDENCY OF PURCHASER. The Purchaser is a resident of the state or other jurisdiction indicated below the Purchaser's name on the signature pages to this Agreement.

            4.8 BROKERS AND FINDERS. The Company shall have no liability or responsibility for the payment of any commission or finder's fee to any third party in connection with or resulting from this Agreement or the transactions contemplated by this Agreement by reason of any agreement of the Purchaser; and the Purchaser has not engaged any such broker or finder in connection with the negotiation, execution and delivery of this Agreement.

            4.9 RISK FACTORS. Without limiting any of the Purchaser's other representations and warranties hereunder, the Purchaser acknowledges that the Purchaser has reviewed and is aware of the risk factors described in the SEC Filings.

            4.10 RELIANCE. The Purchaser has consulted its own financial, legal and tax advisors with respect to the economic, legal and tax consequences of an investment in the Amended Note and the Amended Warrant and has not relied on the SEC Filings or the Company, its officers, directors or professional advisors as to such consequences.

            4.11 AUTHORIZATION. The Purchaser has full corporate power and authority and has taken all requisite action on the part of the Purchaser, its partners, officers, directors and stockholders necessary for (i) the authorization, execution and delivery of the Amendment Transaction Documents and
(ii) authorization of the performance of all obligations of the Purchaser under the Amendment Transaction Documents. Each of the Amendment Transaction Documents, when executed and delivered by the Purchaser, will constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors' rights generally.

            5. REGISTRATION RIGHTS AGREEMENT.

            5.1 REGISTRATION RIGHTS AGREEMENT. The Company acknowledges and agrees that the Company's execution and delivery of, and full performance of its obligations under, the Registration Rights Agreement is a material inducement to the Purchaser to execute and deliver this Agreement, to complete the Amendment Closing and to accept the Amended Note and the Amended Warrant. The Company agrees to execute and deliver to the Purchaser the Registration Rights Agreement at or before the Amendment Closing.

            6. CERTAIN COVENANTS OF THE COMPANY AND THE PURCHASER.

            6.1 PRESS RELEASES. Any press release or other publicity concerning this Agreement or the transactions contemplated by this Agreement shall be submitted to the Purchaser for comment at least two Business Days prior to issuance, unless the release is required to be issued within a shorter period of time by law or pursuant to the rules of the Nasdaq or a national securities exchange or the Purchaser consents to a shorter period. The Company shall, on the date of the Execution Time or if the Execution Time occurs after 4:30 p.m., Eastern time, then prior to the open of trading on Nasdaq on the Trading Day next succeeding the Execution Time, issue a press release, in the form attached as EXHIBIT F, concerning the transactions contemplated hereby. The Company's other press releases and other public information, to the extent concerning the Amendment Transaction Documents, shall contain such information as reasonably requested by the Purchaser and be reasonably approved by the Purchaser in writing prior to issuance.

            6.2 NO CONFLICTING AGREEMENTS. The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the obligations to the Purchaser under the Amendment Transaction Documents.

            6.3 FORM 8-K. Within one Business Day after the Execution Time, the Company will publicly report the transactions contemplated by this Agreement and the Other Agreement by filing with the SEC a Current Report on Form 8-K under the 1934 Act which report shall describe the material terms and include as exhibits to such report copies of the Amendment Transaction Documents and the actual press release issued by the Company in the form attached as EXHIBIT F.

            6.4 AMENDMENTS TO PURCHASE AGREEMENT. Upon the terms and subject to the conditions of this Agreement, effective upon the Amendment Closing the Purchase Agreement shall be amended as follows:

            (a) AMENDMENT OF CERTAIN DEFINITIONS. Section 1.3 of the Purchase Agreement shall be amended by deleting the terms "Maximum Share Amount", "Maximum Share Amount Deficiency", "Maximum Share Amount Redemption Price", "Stockholder Meeting" and "Underlying Shares" and the accompanying definitions thereof and substituting in lieu thereof in their respective alphabetical order the following:

            "Maximum Share Amount" means 6,430,562 shares of Common Stock, which amount constitutes 19.99 percent of the shares of Common Stock outstanding on the date of this Agreement and is subject to equitable adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date of this Agreement, less (i) 166,667 shares of Common Stock underlying the Placement Agent Warrants (subject to adjustments only for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date of this Agreement) and (ii) such number of shares of Common Stock as may be issued or issuable in a transaction required by Nasdaq to be integrated with that contemplated by this Agreement and the Other Purchase Agreement (without in any way limiting the Purchaser's rights under Section 6.2).

            "Maximum Share Amount Deficiency" means that the Purchaser's share of the Maximum Share Amount that has been allocated to it in accordance with Section 6.16(a) constitutes less than the sum of (1) the number of Underlying Shares and Warrant Shares issued or issuable to the Purchaser, assuming conversion or exercise in full of the amounts of the Note, the Warrant and the Redemption Warrant at the time outstanding and held by it and determined without regard to any limitation on conversion or exercise contained in the Transaction Documents, plus (2) the number of Underlying Shares theretofore issued to the Purchaser in lieu of cash payment of interest on the Note.

            "Maximum Share Amount Redemption Price" means with respect to redemption of the Note or any portion thereof pursuant to Section 6.16(b)(3), an amount in cash equal to the sum of (i) the outstanding principal amount of the Note that the Purchaser has elected to be so redeemed plus (ii) accrued and unpaid interest on such principal amount to the applicable redemption date plus (iii) accrued and unpaid Default Interest, if any, thereon at the rate provided in the Note to the applicable Maximum Share Amount Redemption Date.

            "Stockholder Meeting" means an annual or special meeting of stockholders of the Company duly called and convened in accordance with the Texas Business Corporation Act and the Company's Articles of Incorporation and By-Laws.

            "Underlying Shares" means the shares of Common Stock issued or issuable (1) upon conversion of the Note, (2) upon any Share Redemption of the Note or (3) in lieu of cash payment of interest on the Note.

            (b) ADDITIONAL DEFINED TERMS. Section 1.3 of the Purchase Agreement shall be amended by adding new defined terms and definitions thereof, in the places constituting their respective alphabetical orders, as follows:

            "Optional Redemption Date" shall have the meaning provided in the Note.

            "Optional Redemption Notice" shall have the meaning provided in the Note.

            "Share Redemption Daily Amount" shall have the meaning provided in the Note.

            "Share Redemption" shall have the meaning provided in the Note.

            (c) AMENDMENT OF SECTION 6.16. Section 6.16 of the Purchase Agreement shall be amended by deleting the second and third sentences of Sections 6.16(b), 6.16(c) and 6.16(d) of the Purchase Agreement in their entirety and substituting in lieu thereof the following:

            (b) (1) The Company shall promptly, but in no event later than five Business Days, after the occurrence of a Maximum Share Amount Deficiency give a Maximum Share Amount Notice to the Purchaser, and the Purchaser may at any time after the occurrence of a Maximum Share Amount Deficiency give a Maximum Share Amount Notice to the Company, in either case if at any time there shall be a Maximum Share Amount Deficiency.

            (2) If the Company shall have given a Maximum Share Amount Notice, or if the Purchaser shall have given a Maximum Share Amount Notice, in either such case with respect to a Maximum Share Amount Deficiency that occurs or exists on or after January 1, 2006, then for a period of 30 days after the Maximum Share Amount Notice Date for such Maximum Share Amount Notice, the Purchaser shall have the right, exercisable by notice given to the Company, to require the Company to redeem all, or such portion as elected by the Purchaser in its discretion, of the portion of the Note that has become inconvertible into shares of Common Stock by reason of a Maximum Share Amount Deficiency. Such redemption shall be made in the manner, for the consideration and otherwise on the terms and conditions of
      Section 2(b) of the Note as if the redemption notice from the Purchaser under this Section 6.16(b)(2) were an Optional Redemption Notice given by the Company; provided, however, that the Optional Redemption Date for such redemption shall be the date that is 60 days after the date the Purchaser gives the applicable redemption notice under this Section 6.16(b)(2); and provided further, however, that for any such redemption required by this
      Section 6.16(b)(2) the requirements of clause (G) of Section 2(b)(1) of the Note need not be satisfied.

            (3) In addition to the rights of the Purchaser under Section 6.16(b)(2), if after (x) the applicable Optional Redemption Date, in any case in which the Purchaser has required redemption of the Note, or a portion thereof, pursuant to Section 6.16(b)(2), or (y) the expiration of the 30-day period specified in Section 6.16(b)(2) during which the Purchaser may exercise its right to require redemption of the Note without the Purchaser having exercised such right, in any such case in the immediately preceding clause (x) or (y) a Maximum Share Amount Deficiency exists, then Section 6.16(b)(1) shall continue to apply thereto and if the Company shall have given or been required to give a Maximum Share Amount Notice, or if the Purchaser shall have given a Maximum Share Amount Notice, in either such case with respect to such Maximum Share Amount Deficiency, then the Company shall seek, and use its best efforts to obtain, on or before the date which is 60 days after the applicable Maximum Share Amount Notice Date, the Stockholder Approval. If required by this Section to seek the Stockholder Approval, the Company shall call a Stockholder Meeting to be held within 60 days after the applicable Maximum Share Amount Notice Date, shall prepare and file with the SEC as promptly as practical, but in no event later than 15 days after the applicable Maximum Share Amount Notice Date, preliminary proxy materials that meet the requirements of Section 14 of the 1934 Act and the SEC's rules and regulations thereunder and which shall set forth a proposal to seek the Stockholder Approval, and the Board of Directors shall recommend approval thereof by the Company's stockholders. The Company shall mail and distribute its proxy materials for the Stockholder Meeting to its stockholders at least 30 days prior to the date of the Stockholder Meeting, shall actively solicit proxies to vote for the Stockholder Approval and, prior to mailing such proxy materials to its stockholders, shall retain a proxy solicitation firm of recognized national standing to assist in the solicitation. The Company shall provide the Purchaser an opportunity to review and comment on such proxy materials by providing (which may be by e-mail) copies of such proxy materials and any revised preliminary proxy materials to the Purchaser a reasonable period of time prior to their filing with the SEC. The Company shall provide (which may be by e-mail) the Purchaser copies of all correspondence from or to the SEC or its staff concerning the proxy materials for the Stockholder Meeting promptly after the same is sent or received by the Company and summaries of any comments of the SEC staff which the Company receives orally promptly after receiving such oral comments. The Company shall furnish (which may be by e-mail) to the Purchaser and its legal counsel a copy of its definitive proxy materials for the Stockholder Meeting and any amendments or supplements thereto promptly after the same are first used, mailed to stockholders or filed with the SEC, shall inform the Purchaser of the progress of solicitation of proxies for such meeting and shall inform the Purchaser of any adjournment of the Stockholder Meeting and shall report the result of the vote of stockholders on such proposition at the conclusion of the Stockholder Meeting. If the Company shall have failed to obtain the Stockholder Approval within 60 days after the applicable Maximum Share Amount Notice Date, then, unless under the rules or policies of Nasdaq the existence of this right would be impermissible in connection with the Stockholder Approval (determination of which impermissibility may be made prior to the time the Company first files preliminary proxy materials with the SEC relating to seeking the Stockholder Approval), until the Company obtains the Stockholder Approval, the Purchaser shall have the right, exercisable by giving a Maximum Share Amount Redemption Notice (which notice may be contained in a Maximum Share Amount Notice given by the Purchaser) to the Company, to require the Company to redeem all, or from time to time any part, as specified in such Maximum Share Amount Redemption Notice, of the portion of the Purchaser's outstanding Note (which, if applicable, shall be all of the Purchaser's outstanding Note) as shall not, on the Business Day prior to the date of such redemption, be convertible into shares of Common Stock by reason of the limitation imposed by the portion of the Maximum Share Amount allocated to the Purchaser (determined without regard to any limitation on conversion or exercise contained in the Transaction Documents), within ten Business Days after the Purchaser so notifies the Company, at the applicable Maximum Share Amount Redemption Price. The Company shall not seek the Stockholder Approval except when required by this Section 6.16(b)(3).

            (c) Nothing in this Section 6.16 shall relieve the Company of its obligation to pay the principal of and interest on and all other amounts due in respect of the Note and the other Transaction Documents as and when required by the terms hereof and thereof. Notwithstanding the giving of any Maximum Share Amount Notice, the giving or the absence of any Maximum Share Amount Redemption Notice by the Purchaser or any redemption of the Note, or any portion thereof, held by the Purchaser pursuant to this Section, thereafter the provisions of this Section shall continue to be applicable on any subsequent occasion. The Company shall not take any action, other than Share Redemptions, that would result in a Maximum Share Amount Deficiency. The Company shall limit the portion of the Maximum Share Amount available to the holder of the Placement Agent Warrants to 166,667 shares of Common Stock subject to adjustments only for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date of this Agreement.

            (d) On each Maximum Share Amount Redemption Date, the Company shall make payment to the Purchaser in immediately available funds of the applicable Maximum Share Amount Redemption Price of the Note (or portion thereof) to be redeemed to or upon the order of the Purchaser as specified by the Purchaser to the Company at least one Business Day prior to such Maximum Share Amount Redemption Date. Upon redemption of less than all of the outstanding principal amount of the Note, promptly, but in no event later than three Trading Days after surrender of the certificate therefor to the Company, the Company shall issue and deliver to the Purchaser a replacement certificate for the portion of the Note, evidenced by the certificate so surrendered which has not been redeemed.

            6.5 AMENDMENT AND RESTATEMENT OF NOTE. Upon the terms and subject to the conditions of this Agreement, effective upon the Amendment Closing, the Note shall be amended and restated to read as provided in the Amended Note. The Company acknowledges that, for purposes of determining the holding period under Rule 144 under the 1933 Act (1) for the Amended Note, the holding period of the Amended Note shall be tacked to the holding period of the Note, and (2) for the Underlying Shares issued upon a Share Redemption, the holding period of such Underlying Shares shall be tacked to the holding period of the Amended Note. The Company agrees not to take a position contrary thereto unless the SEC or its staff by rule or interpretation changes its rules and interpretations thereof in effect on the date of this Agreement or such rules or interpretations are held invalid or incorrect by a court of competent jurisdiction. Nothing in this
Section 6.5 shall affect the requirement in Section 6.11 of the Purchase Agreement for delivery of an opinion of counsel as and when required thereby.

            6.6 AMENDMENT AND RESTATEMENT OF WARRANT. Upon the terms and subject to the conditions of this Agreement, effective upon the Amendment Closing the Warrant shall be amended and restated to read as provided in the Amended Warrant. The Company acknowledges that, for purposes of determining the holding period under Rule 144 under the 1933 Act for the Amended Warrant, the holding period of the Amended Warrant shall be tacked to the holding period of the Warrant. The Company agrees not to take a position contrary thereto unless the SEC or its staff by rule or interpretation changes its rules and interpretations thereof in effect on the date of this Agreement or such rules or interpretations are held invalid or incorrect by a court of competent jurisdiction. Nothing in this Section 6.5 shall affect the requirement in Section 6.11 of the Purchase Agreement for delivery of an opinion of counsel as and when required thereby.

            6.7 EFFECT OF AMENDMENT; CONFIRMATION.

            (a) From and after the Amendment Closing on the Amendment Closing Date, the rights and obligations of the Company and the Purchaser under the Transaction Documents and all other agreements, documents and instruments contemplated hereby and thereby shall apply with full force and effect to the Purchase Agreement, as amended by this Agreement, and each reference to the Purchase Agreement in the Transaction Documents shall be deemed to be a reference to the Purchase Agreement, as amended by this Agreement. From and after the Amendment Closing on the Amendment Closing Date, each reference in the Transaction Documents to (1) the Note shall be deemed to be a reference to the Amended Note (2) to the Warrant shall be deemed to be a reference to the Amended Warrant (3) to the Other Note shall be deemed a reference to the Other Amended Note, (4) to the common stock purchase warrant issued pursuant to the Other Purchase Agreement shall be deemed a reference to the Amended and Restated Common Stock Purchase Warrant issued pursuant to the Other Agreement, and (5) to the Other Purchase Agreement shall be deemed to be a reference to the Other Purchase Agreement as amended by the Other Agreement.

            (b) Except as amended by this Agreement, the Amended Note, the Amended Warrant and the Registration Rights Agreement, the Transaction Documents shall remain in full force and effect in accordance with their respective terms.

            6.8 WAIVER. Effective upon the Amendment Closing, the Purchaser hereby waives its rights (1) under Section 6.2 of the Purchase Agreement to the extent and only to the extent the same would prohibit the issuance of the Amended Note, the Amended Warrant or the issuance of like securities under the Other Agreement and (2) under Section 6.3 of the Purchase Agreement to the extent and only to the extent the same would entitle the Purchaser to purchase any amount of the securities to be issued by the Company pursuant to the Other Agreement or pursuant to the securities issuable or issued pursuant to the Other Agreement.

            6.9 SEC REGISTRATION MATTERS. The Company shall, with the advice of its legal counsel, use its best efforts to determine, as promptly as possible after the Execution Time, the position of the staff of the SEC as to whether the Existing Registration Statement covers the registration for resale of shares of Common Stock issued upon Share Redemptions of the Note and the Other Note, up to the number of shares of Common Stock registered in the Existing Registration Statement. If on or before April 25, 2005 the Company is unable to satisfy the condition precedent in clause (1) of Section 8(h) of this Agreement, then the Company shall, not later than April 25, 2005, file with the SEC a Registration Statement on Form S-3 covering the resale by the Purchaser of a number of shares of Common Stock which are issuable or issued to the Purchaser upon Share Redemptions of the Note in an amount at least equal to 200 percent of the number of shares of Common Stock that would be issuable upon redemption of the Amended Note pursuant to Section 2(c) of the Amended Note as required by Section 2(d)(2) of the Amended Note if the Amended Note were outstanding, determined on such date (A) as if such date were a Share Redemption Date on which all remaining outstanding principal installments required by Section 2(d)(2) of the Amended Note to be redeemed pursuant to Section 2(c) of the Note were being redeemed on such date of determination, and (B) without regard to any limitation on the number of shares of Common Stock issuable in such Share Redemption by reason of any Share Redemption Daily Limitation or Section 2(c)(9) of the Amended Note (the "Additional Registration Statement"). The Additional Registration Statement shall be prepared, filed and otherwise treated for purposes of the Original Registration Rights Agreement as a "Registration Statement" under and as defined in the Original Registration Rights Agreement, and any prospectus forming part of or relating to the Additional Registration Statement shall be combined with the prospectus forming part of the Existing Registration Statement as permitted by Rule 429 under the 1933 Act.

            6.10 PROSPECTUS SUPPLEMENT. On the date of the Execution Time the Company shall prepare and file with the SEC pursuant to Rule 424 under the 1933 Act a prospectus supplement or amended prospectus for the prospectus forming part of the Existing Registration Statement that includes all information relating to this Agreement and the transactions contemplated hereby that is required to be disclosed in such prospectus.

            7. CONDITIONS TO THE COMPANY'S OBLIGATIONS TO ISSUE AND SELL. The Company's obligation to issue and deliver the Amended Note and the Amended Warrant to the Purchaser pursuant to this Agreement is conditioned upon satisfaction of the following conditions precedent on or before the Amendment

Closing Date (any or all of which may be waived by the Company in its sole discretion):

            (a) On the Amendment Closing Date, no legal action, suit or proceeding shall be pending or threatened which seeks to restrain or prohibit the transactions contemplated by this Agreement; and

            (b) The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct on the date of this Agreement and the representations and warranties of the Purchaser contained in this Agreement shall be true and correct on the Amendment Closing Date as if made on and as of the Amendment Closing Date (except for representations made as of a specific date, which representations shall be true and correct as of such date), and on or before the Amendment Closing Date the Purchaser shall have performed all covenants and agreements of the Purchaser contained herein or in any of the other Amendment Transaction Documents required to be performed by the Purchaser on or before the Amendment Closing Date.

            8. CONDITIONS TO THE PURCHASER'S OBLIGATIONS TO PURCHASE. The Purchaser's obligation to acquire the Amended Note and the Amended Warrant is conditioned upon satisfaction of the following conditions precedent on or before the Amendment Closing Date (any or all of which may be waived by the Purchaser in its sole discretion):

            (a) On the Amendment Closing Date, no legal action, suit or proceeding shall be pending or threatened which seeks to restrain or prohibit the transactions contemplated by this Agreement;

            (b) The representations and warranties of the Company contained in this Agreement shall have been true and correct on the date of this Agreement and the representations and warranties of the Company contained in the Amendment Transaction Documents shall be true and correct on the Amendment Closing Date as if made on and as of the Amendment Closing Date (except for representations made as of a specific date, which representations shall be true and correct as of such date), and on or before the Amendment Closing Date the Company shall have performed all covenants and agreements of the Company contained herein or in any of the other Amendment Transaction Documents required to be performed by the Company on or before the Amendment Closing Date;

            (c) No event which would constitute an Event of Default under the Note or the Amended Note or which, with the giving of notice or the passage of time, or both, would constitute such an Event of Default shall have occurred and be continuing; and no event which would constitute a Repurchase Event under the

Note or the Amended Note or which, with the giving of notice or passage of time, or both, would constitute such a Repurchase Event shall have occurred and be continuing.

            (d) The Company shall have delivered to the Purchaser a certificate, dated the Amendment Closing Date, duly executed by its Chief Executive Officer or Chief Financial Officer, to the effect set forth in subparagraphs (a), (b) and (c) of this Section 8;

            (e) The Company shall have delivered to the Purchaser a certificate, dated the Amendment Closing Date, of the Secretary of the Company certifying (A) that there has been no change in the Articles of Incorporation or By-Laws of the Company from the copies thereof certified to the Purchaser at the Closing under the Purchase Agreement and (B) all resolutions of the Board of Directors (and committees thereof) of the Company relating to this Agreement and the other Amendment Transaction Documents and the transactions contemplated hereby and thereby;

            (f) On the Amendment Closing Date, the Purchaser shall have received an opinion of Baker Botts L.L.P., counsel for the Company, dated the Amendment Closing Date, addressed to the Purchaser, in form, scope and substance reasonably satisfactory to the Purchaser, substantially in the form attached as EXHIBIT D;

            (g) On the Amendment Closing Date, the Purchaser shall have received an opinion of the Senior Vice President and General Counsel of the Company, dated the Amendment Closing Date, addressed to the Purchaser, in form, scope and substance reasonably satisfactory to the Purchaser, substantially in the form attached as EXHIBIT E; and

            (h) On the Amendment Closing Date:

            (1) the Purchaser shall have received an opinion of outside legal counsel to the Company reasonably acceptable to the Purchaser, dated the Amendment Closing Date, addressed to the Purchaser, in form, scope and substance satisfactory to the Purchaser substantially to the effect that the shares of Common Stock issuable to the Purchaser in connection with Share Redemptions under Section 2(c) of the Amended Note have been registered on the Existing Registration Statement for resale by the Purchaser or

            (2) the Additional Registration Statement shall have been ordered effective by the SEC, no stop order with respect thereto shall have been issued and no proceedings seeking to terminate or suspend such effectiveness shall be pending or threatened, the Additional Registration Statement shall be effective and available for use by the Purchaser for resale of shares of Common Stock that may be issued upon Share Redemptions and the Purchaser shall have received an opinion of outside legal counsel to the Company, dated the Amendment Closing Date, addressed to the Purchaser, substantially in the form attached as EXHIBIT G.

            9. MISCELLANEOUS.

            9.1 SUCCESSORS AND ASSIGNS. The provisions of Section 8.1 of the Purchase Agreement shall be applicable to this Agreement as if this Agreement were the "Agreement" referred to in Section 8.1 of the Purchase Agreement.

            9.2 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            9.3 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

            9.4 NOTICES. Any notice required or permitted under this Agreement shall be given as provided in the Purchase Agreement.

            9.5 EXPENSES. The Company shall pay its own costs and expenses in connection herewith and shall pay or reimburse the Purchaser on demand, at the Execution Time and thereafter from time to time, for the Purchaser's legal and due diligence expenses incurred in connection herewith. The Company shall pay all fees and expenses of any placement agents or advisers in connection with the transactions contemplated by this Agreement pursuant to a separate agreement, if any, between such parties.

            9.6 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Purchaser; provided, however, that any such amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such securities, and the Company.

            9.7 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

            9.8 ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules hereto, the other Amendment Transaction Documents and other documents contemplated hereby and thereby constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

            9.9 FURTHER ASSURANCES. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

            9.10 APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

            9.11 REMEDIES.

            (a) The Purchaser shall be entitled to specific performance of the Company's obligations under the Amendment Transaction Documents.

            (b) The Company, on the one hand, and the Purchaser, on the other hand, shall indemnify the other and hold it harmless from any loss, cost, expense or fees (including reasonable attorneys' fees and expenses) arising out of any breach of any of its representations, warranties, covenants or agreements in any of the Amendment Transaction Documents, or arising out of the enforcement of this Section 9.11.

            9.12 JURISDICTION. The parties hereby agree that all actions or proceedings arising directly or indirectly from or in connection with this Agreement shall be litigated only in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York located in New York County, New York. The parties consent and submit to the jurisdiction and venue of the foregoing courts and consent that any process or notice of motion or other application to either of said courts or a judge thereof may be served inside or outside the State of New York or the Southern District of New York (but with respect to any party hereto, such consent shall not be deemed a general consent to jurisdiction and service for any third parties) by registered mail, return receipt requested, directed to the party being served at its address provided in or pursuant to this Agreement (and service so made shall be deemed complete three (3) days after the same has been posted as aforesaid) or by personal service or in such other manner as may be permissible under the rules of said courts. The Company hereby waives any right to a jury trial in connection with any litigation pursuant to this Agreement.

            9.13 SURVIVAL. The respective representations, warranties, covenants and agreements of the Company and the Purchaser contained in this Agreement and the documents delivered in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Amendment Transaction Documents and the Amendment Closing and issuance and delivery of the Amended Note, and the Amended Warrant, and shall remain in full force and effect regardless of any investigation made by or on behalf of the Purchaser or any Person controlling or acting on behalf of the Purchaser or by the Company or any Person controlling or acting on behalf of the Company.

            9.14 CONSTRUCTION; PURCHASER STATUS. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. The Purchaser is not acting as part of a "group" (as that term is used in Section 13(d) of the 1934 Act) in negotiating and entering into this Agreement or purchasing the Amended Note and the Amended Warrant, or acquiring, disposing of or voting any of the Underlying Shares or the Warrant Shares. The Company hereby confirms that it understands and agrees that the Purchaser is not acting as part of any such group.

            9.15 TERMINATION BY PURCHASER. Notwithstanding any other provision of this Agreement, if the Amendment Closing shall not have occurred on or before June 6, 2005, then at any time thereafter the Purchaser shall have the right, exercisable by notice to the Company, to terminate this Agreement, whereupon the Purchaser and the Company shall have no further liability or obligation of any kind whatsoever one to the other under this Agreement or in connection with the amendment transactions contemplated hereby other than under Section 9.5 and other than any liability or obligation arising from a breach of this Agreement or any of the Transaction Documents which breach occurred prior to such termination.

                            [Signature Pages Follow]

            IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement by their respective officers or other representatives thereunto duly authorized as of the date first above written.

                                         ZIX CORPORATION

                                         By: /s/ RONALD A. WOESSNER
                                             -----------------------------------
                                             Name: Ronald A. Woessner
                                             Title: Senior Vice President

                                         OMICRON MASTER TRUST

                                         BY: OMICRON CAPITAL, L.P.,
                                             AS INVESTMENT ADVISER

                                             BY: OMICRON CAPITAL, INC.,
                                                 GENERAL PARTNER

                                             By: /s/ OLIVIER MORALI
                                                 -------------------------------
                                                 Name: Olivier Morali
                                                 Title: President

                                         Omicron Master Trust
                                         Williams House
                                         20 Reid Street
                                         Hamilton HM 11
                                         Bermuda